Exhibit (a)(1)(D)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(Including the Associated Preferred Stock Purchase Rights)

of

CASEY’S GENERAL STORES, INC.

at

$36.00 Net Per Share

by

ACT ACQUISITION SUB, INC.,

an indirect wholly owned subsidiary of

ALIMENTATION COUCHE-TARD INC.

The Offer and withdrawal rights will expire

at 12:00, midnight, New York City time, on Friday, July 9, 2010, unless the Offer is extended.

June 2, 2010

To Brokers, Dealers, Banks, Trust Companies and other Nominees:

We have been engaged by ACT Acquisition Sub, Inc., an Iowa corporation (“Purchaser”) and an indirect wholly owned subsidiary of Alimentation Couche-Tard Inc., a corporation incorporated under the laws of the province of Québec, Canada (“Couche-Tard”), and Couche-Tard to act as Dealer Manager in connection with Purchaser’s offer to purchase (1) all issued and outstanding shares of common stock, no par value (the “Shares”), of Casey’s General Stores, Inc., an Iowa corporation (“Casey’s”), and (2) the associated rights to purchase shares of Series A Serial Preferred Stock, no par value, of Casey’s (the “Rights”) issued pursuant to the Rights Agreement, dated as of April 16, 2010 (the “Rights Agreement”), between Casey’s and Computershare Trust Company, N.A., as Rights Agent, at a price of $36.00 per Share, net to the seller in cash, without interest and subject to any required withholding of taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in Purchaser’s Offer to Purchase dated June 2, 2010 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the “Offer”). Unless the context otherwise requires, all references herein to “Shares” shall be deemed to include the associated Rights, and all references herein to the “Rights” shall be deemed to include the benefits that may inure to holders of the Rights pursuant to the Rights Agreement.

Holders of Shares will be required to tender one associated Right for each Share tendered in order to effect a valid tender of such Share. Accordingly, shareholders who sell their Rights separately from their Shares and do not otherwise acquire Rights will not satisfy the requirements of the Offer for the tender of Shares. If the Distribution Date (as defined in Section 15—“Certain Legal Matters; Antitrust; State Takeover Statutes; State Registration Requirements; the Rights Condition; Appraisal Rights; “Going-Private” Transactions” of the Offer to Purchase) has not occurred prior to the Expiration Date (as defined in Section 1—“Terms of the Offer; Expiration Date” of the Offer to Purchase), a tender of Shares will also constitute a tender of the associated Rights. If the Distribution Date has occurred and Rights Certificates (as defined in “Introduction” of the Offer to Purchase) have been distributed to holders of Shares prior to the time a holder’s Shares are purchased pursuant to the Offer, in order for Rights (and the corresponding Shares) to be validly tendered, Rights Certificates representing a number of Rights equal to the number of Shares tendered must be delivered to the Depositary (as defined in “Introduction” of the Offer to Purchase) or, if available, a Book-Entry Confirmation (as defined in Section 2—“Acceptance for Payment and Payment” of the Offer to Purchase) must be received by the Depositary with respect thereto. If the Distribution Date has occurred and Rights Certificates have not been distributed prior to the time Shares are purchased pursuant to the Offer, Rights may be tendered prior to a shareholder receiving Rights Certificates by use of the guaranteed delivery procedure discussed in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase. In any case, a tender of Shares constitutes an agreement by the tendering shareholder to deliver Rights Certificates to the Depositary representing a number of Rights equal to the number of Shares tendered pursuant to the Offer within a period ending on the later of (1) three NASDAQ trading days after the date of execution of the Notice of Guaranteed Delivery and (2) three business days after the date Rights Certificates are distributed. Purchaser reserves the right to require that the Depositary receive Rights Certificates, or a Book-Entry Confirmation, if available, with respect to such Rights prior to accepting the associated Shares for payment pursuant to the Offer if the Distribution Date has occurred prior to the Expiration Date.

If a shareholder desires to tender Shares pursuant to the Offer and such shareholder’s Share Certificates (as defined in “Introduction” of the Offer to Purchase) or, if applicable, Rights Certificates are not immediately available (including, without limitation, if the Distribution Date has occurred but Rights Certificates have not yet been distributed) or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered according to the guaranteed delivery procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase. See Instruction 2 of the Letter of Transmittal. Delivery of documents to the Book-Entry Transfer Facility (as defined in Section 2—“Acceptance for Payment and Payment” of the Offer to Purchase) in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

The Offer is conditioned upon, among other things, (1) there having been validly tendered in the Offer and not properly withdrawn prior to the Expiration Date that number of Shares that, together with the Shares then owned by Couche-Tard and its subsidiaries (including, without limitation, Purchaser), would represent at least a majority of the total voting power of all outstanding Shares calculated on a fully-diluted basis after consummation of the Offer, which shall mean, as of any time, the number of Shares outstanding, together with all Shares which Casey’s would be required or permitted to issue in satisfaction of the terms of any then-outstanding warrants, options, benefit plans or obligations, securities or instruments convertible or exchangeable into, or rights exercisable for, Shares under which the right to convert or exchange into or exercise for Shares has or will have accrued, assuming consummation of the Offer and the Proposed Merger (as defined in “Introduction” of the Offer to Purchase), (2) the Board of Directors of Casey’s redeeming the Rights or Purchaser being satisfied, in its sole discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger, or any other business combination involving Couche-Tard or any of its subsidiaries (including, without limitation, Purchaser) and Casey’s, (3) Purchaser being satisfied, in its sole discretion, that the restrictions on business combinations with interested shareholders set forth in Section 490.1110 of the Iowa Business Corporation Act will be inapplicable to the Offer and the Proposed Merger, or any other business combination involving Couche-Tard or any of its subsidiaries (including, without limitation, Purchaser) and Casey’s, (4) the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder, (5) Casey’s not having entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing Couche-Tard’s or Purchaser’s ability to acquire Casey’s or otherwise diminishing the expected value to Couche-Tard of the acquisition of Casey’s and (6) Couche-Tard having available to it proceeds of financings on terms and conditions satisfactory to it that are sufficient, together with cash on hand, to consummate the Offer and the Proposed Merger, and to refinance all debt of Casey’s and Couche-Tard that is or could be required to be repurchased or becomes, or could be declared, due and payable as a result of the Offer or the Proposed Merger or the financing thereof, and to pay all related fees and expenses.

Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith are copies of the following documents:

1.	Offer to Purchase dated June 2, 2010;

2.	Letter of Transmittal to be used by shareholders of Casey’s in accepting the Offer (photocopies of the Letter of Transmittal with original signatures and all required signature guarantees may be used to tender the Shares);

3.	A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such client’s instructions with regard to the Offer;

4.	Notice of Guaranteed Delivery to be used to accept the Offer if Share Certificates or, if applicable, Rights Certificates are not immediately available (including, without limitation, if the Distribution Date has occurred, but Rights Certificates have not yet been distributed) or if the procedures for book-entry transfer cannot be completed on a timely basis or if time will not permit all required documents to reach the Depositary by the Expiration Date.

5.	Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9 included in the Letter of Transmittal; and

6.	Return envelope addressed to Wells Fargo Bank, N.A., as Depositary.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00, MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JULY 9, 2010, UNLESS THE OFFER IS EXTENDED.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) the Share Certificates and, if applicable, the Rights Certificates, or a timely Book-Entry Confirmation of the book-entry transfer of such Shares and, if applicable, Rights (if such procedure is available), into the Depositary’s account at the Book-Entry Transfer Facility, pursuant to the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase, (2) the Letter of Transmittal (or a photocopy thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined in Section 2—“Acceptance for Payment and Payment” of the Offer to Purchase) in connection with a book-entry transfer effected pursuant to the procedure set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase and (3) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Share Certificates, Rights Certificates or Book-Entry Confirmations with respect to Shares or, if applicable, Rights, are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY PURCHASER FOR ANY SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN PAYING SUCH PURCHASE PRICE.

Neither Purchaser nor Couche-Tard will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and Information Agent (as defined in “Introduction” of the Offer to Purchase)) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed by Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed Offer materials to your customers.

Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Questions and requests for additional copies of the enclosed material may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, COUCHE-TARD, CASEY’S, THE DEPOSITARY, THE INFORMATION AGENT, THE DEALER MANAGER OR ANY AFFILIATE THEREOF OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED THEREIN.

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